EXHIBIT 2.2

AMENDMENT TO AGREEMENT OF MERGER
OF ENON MICROWAVE, INC. WITH AND INTO
VECTRONICS MICROWAVE CORP., A
WHOLLY OWNED SUBSIDIARY OF
MICRONETICS WIRELESS, INC.
DATED FEBRUARY 14, 2002
(THE "AGREEMENT")

	The parties to the Agreement hereby amend the Agreement by adding the following Article 2.1(c)(ii)(J):

(J) $11,100.00 as a credit against those matters disclosed on Schedule 4.8(k) relating to CEA Technologies Pty Limited. This credit is in lieu of any adjustments relating to such matter to the audited balance sheet of the Company as of December 31,2001, or as of any prior year, for purposes of the Agreement.
Signed on February 21, 2002
MICRONETICS WIRELESS, INC.

By:  /s/Richad S. Kalin
Name:  Richard S. Kalin
Title: President & CEO

VECTRONICS MICROWAVE
CORP.

By: /s/Richard S. Kalin
 Name:   Richard S. Kalin
Title:  President

ENON MICROWAVE, INC.

By:  /s/Harold S. Maddix
Name:   Harold S. Maddix
Title:  President

KEY STOCKHOLDERS


Harold S. Maddix

/s/Don F. Kilduff
Don F. Kilduff